Exhibit 99.1

MANAGEMENT AGREEMENT

FOR

4461 N. Crossover road
fayetteville, arkansas

MARCH 30, 2015

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is entered into as of March 30, 2015, by and between FVE Managers, Inc., a Maryland corporation (“Manager”), and SNH AL AIMO Tenant, Inc., a Maryland corporation (“SNH TRS”).

RECITALS:

WHEREAS, SNH AL AIMO, Inc. (“Owner”) intends to acquire certain real estate and personal property described in Exhibit A, attached hereto (the “Facility”), which Owner will lease to SNH TRS and which will be licensed as an assisted living facility; and

WHEREAS, SNH TRS wishes to appoint Manager as manager of the Facility and Manager desires to accept such appointment and manage the Facility effective upon Owner’s acquisition thereof and the lease to SNH TRS, all on the terms and conditions herein provided;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms shall have the following meanings when used in this Agreement:

Section 1.01.“Accountants” means McGladrey LLP or such other firm of independent certified public accountants as may be approved by SNH TRS and Manager.

Section 1.02.“Adverse Regulatory Event” is defined in Section 8.04(b).

Section 1.03.“Affiliate” means with respect to any Person, (i) any Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Person or (ii) any Person of which a Person is the beneficial owner of a twenty-five percent (25%) or greater interest or (iii) any Person who acquires all or substantially all of the assets of a Person. A Person shall be deemed to control another Person if such Person, directly or indirectly, has the power to direct the management, operations or business of such Person. The term “beneficial owner” for this and other definitions, having the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Section 1.04.“Agreement” means this Management Agreement between SNH TRS and Manager, and any amendments hereto.

Section 1.05.“Annual Operating Budget” is defined in Section 7.01.

Section 1.06.“Approved Budget” is defined in Section 7.01.

Section 1.07.“Bankruptcy” means, with reference to either party:

(a)the filing by a party of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by a party that it is unable to pay its debts as they become due, or the institution of any proceeding by a party for its dissolution;

(b)the consent by a party to an involuntary petition in bankruptcy or the party’s failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition with respect to such party; or

(c)the entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating a party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of a party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive) in any 12 month period.

Section 1.08.“Base Fee” is defined in Section 3.01.

Section 1.09.“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Massachusetts are authorized to close.

Section 1.10.“Capital Replacements” means replacements and renewals of FF&E at the Facility and such repairs, maintenance, alterations, improvements, renewals and replacements to the Facility building and its mechanical systems which are classified as capital expenditures under GAAP.

Section 1.11.“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, of the outstanding shares of voting stock or other voting interests of Manager or SNH TRS, as the case may be (either, a “Relevant Person”) or of any direct or indirect parent of a Relevant Person (“Parent”), or the power to direct the management and policies of a Relevant Person or Parent, directly or indirectly, (b) the merger or consolidation of a Relevant Person or Parent with and into any Person or the merger or consolidation of any Person with and into a Relevant Person or any Parent (other than the merger or consolidation of any Person into a Relevant Person or Parent that does not result in a Change in Control of a Relevant Person or Parent under clauses (a), (c), (d), (e) or (f) of this definition), (c) any one or more sales, conveyances, dividends or distributions to any Person of all or any material portion of the assets (including capital stock or other equity interests) or business of a Relevant Person or Parent, whether or not otherwise a Change in Control, (d) the cessation, for any reason, of the individuals who at the beginning of any twenty-four (24) consecutive month period (commencing on the date hereof) constituted the board of directors of a Relevant Person or any Parent (together with any new directors whose election by such board or whose nomination for election by the shareholders of a Relevant Person or any Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of any such period or whose election or nomination for election was previously so approved, but excluding any individual whose initial nomination for, or assumption of, office as a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person other than a solicitation for the election of one or more directors by or on behalf of the board of directors) to constitute a majority of the board of directors of a Relevant Person or any Parent then in office, or (e) the adoption of any proposal (other than a precatory proposal) by a Relevant Person or any Parent not approved by vote of a majority of the directors of a Relevant Person or any Parent, as the case may be, in office immediately prior to the making of such proposal, or (f) the election to the board of directors of a Relevant Person or any Parent of any individual not nominated or appointed by vote of a majority of the directors of a Relevant Person or any Parent in office immediately prior to the nomination or appointment of such individual.

Section 1.12.“Code” means the Internal Revenue Code of 1986, as amended.

Section 1.13.“Condemnation” means a taking by Governmental Authority in an eminent domain, condemnation, compulsory acquisition or similar proceeding for any public or quasi-public use or purpose.

Section 1.14.“Discount Rate” means the yield reported as of 10:00 A.M. on the Business Day prior to the date of termination of this Agreement on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1) for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the number of years between the date of termination and the scheduled expiration date of the Term (including any extension of the Term, but not in excess of twenty (20) years in any event), plus 300 basis points, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported for the latest day for which such yields shall have been so reported as of the Business Day prior to the date of termination of this Agreement  in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having the same maturity, plus 300 basis points.  If necessary, U.S. Treasury bill quotations shall be converted to bond equivalent yields in accordance with accepted financial practice and interpolating linearly between reported yields.

Section 1.15.“Event of Default” is defined in Section 14.01, as to Manager, and in Section 14.02, as to SNH TRS.

Section 1.16.“Facility” is defined in the recitals to this Agreement.

Section 1.17.“Facility Expenses” means all costs and expenses related to the maintenance, operation, repair, renovation, replacement and staffing of the Facility that are normally charged as operating expense under GAAP, including: (a) costs of inventory and supplies (including Household Replacements) used in the operation of the Facility; (b) amounts payable to third parties or expenses otherwise incurred with respect to the marketing, advertising, leasing, use, repair or maintenance of the Facility and any expense incurred in order to obtain or maintain any operating permits, licenses, approvals or certifications, including any licensing or registration fees and expenses associated therewith; (c) amounts payable to third parties for billing and collections of amounts due for goods and services provided to patients and Residents, including for the collection of delinquent rentals and other costs required in connection with the enforcement of any lease or resident agreement; (d) amounts payable to third parties under service contracts; (e) amounts payable to third parties for auditing (including any audits that may be required pursuant to Section 6.02), tax preparation, accounting and risk management services and legal fees; (f) all Personnel Costs incurred by Manager for all personnel employed, and independent contractors who provide services, at the Facility or whose services are entirely allocable to the Facility (or a pro rata share of such Personnel Costs in the case of services provided by a regional business manager or a Shared Employee (defined below)); (g) costs of all utilities serving the Facility; (h) costs of insurance premiums for insurance at the Facility; (i) the Base Fee payable to Manager; (j) costs incurred by Manager for electronic data processing equipment, systems, software or services used at the Facility; (k) all Impositions and all related costs (subject to the requirements of Section 5.05); (l) all expenses, including settlement payments, penalties, fines, repayments, consultant or legal fees and any other costs incurred, related to audits, investigations, inquiries or reviews of the Facility or SNH TRS or Owner by a Governmental Authority, accreditation body or a contractor of a Governmental Authority; (m) any other recoupments, repayments, adjustments, reconciliations or other payments made or returned to Residents or third party payors of the Facility and any related consultant and legal fees; (n) ~~costs payable to prevent, cure or correct any violation of Legal Requirements with respect to~~ the Facility or SNH TRS or Owner; and (o) costs incurred to litigate, negotiate and/or settle any civil claim, action or litigation, including any amounts payable pursuant to a settlement, judgment or damages award and related legal fees.

If any Facility Expenses (e.g., advertising, information technology, reporting and other systems for the operation of the Facility and personnel training), but not including Personnel Costs, are shared with other senior housing facilities managed or operated by Manager or its Affiliates (the “Shared Expenses”), whether owned by SNH TRS or its Affiliates or other parties, Manager shall identify such Shared Expenses in the Annual Operating Budget and the basis for allocation.  In addition, Manager may allocate as a Facility Expense a pro rata share of the Personnel Costs Manager incurs with respect to any employee or independent contractor, including for Home Office Personnel to the extent allowed by Section 4.03, who provides services at the Facility and at other senior housing facilities managed or operated by Manager (a “Shared Employee”) in accordance with an allocation formula approved by the SNH TRS, which approval shall not be unreasonably withheld, conditioned or delayed.

Facility Expenses shall not include, unless otherwise approved by SNH TRS: costs for Home Office Personnel (except as allowed by Section 4.03), costs for Manager’s in-house accounting and reporting systems, software or services to the extent used exclusively at Manager’s home office, other home office and corporate level expenses and travel expenses of personnel assigned to work exclusively at the Facility, except for such Facility related travel expenses as are generally reimbursed or paid pursuant to the Facility’s policies and procedures.

Section 1.18.“FF&E” means furniture, fixtures, furnishings, soft goods, case goods, vehicles, systems and equipment.

Section 1.19.“GAAP” means generally accepted accounting principles as adopted by the American Institute of Certified Public Accountants.

Section 1.20.“Governmental Authority” means any United States federal, state or local government or political subdivision thereof, or any court, administrative agency or commission or other quasi-governmental authority or instrumentality or any subdivision thereof.

Section 1.21.“Gross Revenues” means all revenues derived from operating the Facility, determined in accordance with GAAP, including: income (from both cash and credit transactions, net of any fee therefor and net of any contractual allowances granted to third party payors) from community fees, monthly occupancy fees, health care fees, third party reimbursement or payments and any and all other fees and payments received from or on behalf of Residents; income from food and beverage and catering sales; income from vending machines, and proceeds, if any, from business interruption insurance and all other revenues from the operation of the Facility; provided that, Gross Revenues shall not include: (i) gratuities to employees at the Facility, (ii) federal, state or municipal excise, sales or use taxes or similar taxes imposed at the point of sale and collected directly from Residents or guests of the Facility or included as part of the sales price of any goods or services, (iii) proceeds from the sale of FF&E and any other capital asset, (iv) interest received or accrued with respect to the monies in any accounts referred to in Section 5.04, (v) proceeds of any financing or refinancing of the Facility, (vi) proceeds of any insurance policy (except business interruption insurance) or condemnation or other taking, (vii) any cash refunds, rebates or discounts to Residents of the Facility, cash discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof to the extent not reflected in contractual allowances, (viii) proceeds from any sale of the Facility or any other capital transaction, (ix) Resident funds on deposit or security deposits until such time and to the extent as the same are applied to current fees due for services rendered, (x) awards of damages, settlement proceeds and other payments received by SNH TRS in respect of any litigation other than litigation to collect fees due for services rendered at the Facility and (xi) payments under any policy of title insurance. Any community fees or deposits that are refunded to a Resident shall be deducted from Gross Revenues during the month in which such refunds are made, if previously included in Gross Revenues.

Section 1.22.“Home Office Personnel” is defined in Section 4.03.

Section 1.23.“Household Replacements” means supply items including linen, china, glassware, silver, uniforms, and similar items.

Section 1.24.“Impositions” means all levies, assessments and similar charges, including: all water, sewer or similar fees, rents, rates, charges, excises or levies, vault license fees or rentals; license and regulatory approval fees; inspection fees and other authorization fees and other governmental charges of any kind or nature whatsoever (and all interest and penalties thereon), which at any time during or in respect of the Term may be assessed, levied, confirmed or imposed on the Facility, SNH TRS or Manager with respect to the Facility or the operation thereof, or otherwise in respect of or be a lien upon the Facility (including, on any of the inventories or Household Replacements now or hereafter located therein).  Impositions shall not include (i) any income or franchise taxes payable by SNH TRS or Manager or (ii) any franchise, corporate, capital levy or transfer tax imposed on SNH TRS or Manager.

Section 1.25.“Incentive Fee” is defined in Section 3.01.

Section 1.26.“Intellectual Property” means (i) all software developed and owned by Manager or an Affiliate of Manager; and (ii) all written manuals, instructions, policies, procedures and directives issued by Manager to its employees at the Facility regarding the procedures and techniques to be used in operation of the Facility.

Section 1.27.“Interest Rate” means an annual rate of 8%, but not higher than the highest rate permitted by law.

Section 1.28.“Invested Capital” means an amount equal to the purchase price of the Facility paid by Owner (including acquisition expenses and the principal amount of any indebtedness secured by a Mortgage and any refinancing thereof), increased by any amounts paid by SNH TRS, or Owner, for Capital Replacements (and excluding amounts funded by SNH TRS for Working Capital) as reflected on the books and records of Owner and SNH TRS, less any amounts representing proceeds from the sale of Capital Replacements or any other capital asset, and in all events, subject to adjustment based on any audit conducted pursuant to Section 6.03(b).

Section 1.29.“Lease” is defined in Section 8.02(a).

Section 1.30.“Legal Requirements” means any permit, license, certificate, law, code, rule, ordinance, regulation or order of any Governmental Authority, Board of Fire Underwriters or any body similar to any of the foregoing having jurisdiction over the business or operation of the Facility or the matters which are the subject of this Agreement, including any Resident care or health care, building, zoning or use laws, ordinances, regulations or orders, environmental protection laws and fire department rules.

Section 1.31.“Manager” is defined in the initial paragraph of this Agreement.

Section 1.32.“Management Fees” means the Base Fee and the Incentive Fee.

Section 1.33.“Mortgage” means any mortgage or deed of trust recorded against the Facility.

Section 1.34.“Net Operating Income” means the excess (if any) of Gross Revenues over Facility Expenses, calculated on an accrual basis.

Section 1.35.“Owner” is defined in the Recitals to this Agreement.

Section 1.36.“Person” means any natural person, corporation, limited liability company, trust, joint venture, partnership, Governmental Authority or other entity.

Section 1.37.“Personnel Costs” means total cash compensation, costs of training programs, hiring expenses, severance payments, payroll taxes, workers’ compensation, travel expenses, incentive programs (e.g., workers’ compensation and risk management related incentive programs) and employee fringe benefits payable to such personnel.

Section 1.38.“Proprietary Marks” means all trademarks, trade names, symbols, logos, slogans, designs, insignia, emblems, devices and service marks which are used by Manager to identify the Facility, whether they are now or hereafter owned by Manager or any of its Affiliates, and whether or not they are registered under the laws of the United States.

Section 1.39.“Residents” means the individuals residing at the Facility.

Section 1.40.“SNH TRS” is defined in the initial paragraph to this Agreement.

Section 1.41.“SNH TRS Priority Return” means an annual amount equal to eight percent (8%) of Invested Capital.

Section 1.42.“SNH TRS Residual Payment” means an amount equal to the Net Operating Income remaining after payment of the SNH TRS Priority Return and the Incentive Fee.

Section 1.43.“State” means the state in which the Facility is located and any regulatory agencies within the State with overview authority or other authority over the Facility, and any other state that asserts regulatory authority over the Facility or with respect to its Residents, to the extent thereof.

Section 1.44.“Term” is defined in Section 12.01.

Section 1.45.“Termination Fee” means, if this Agreement is terminated under Section 14.04 after December 31, 2016, an amount equal to the present value of the payments that would have been made to Manager between the date of termination and the scheduled expiration date of the Term (including any extension of the Term, but not for a period in excess of twenty (20) years in any event) as Management Fees if this Agreement had not been terminated, calculated based upon the average of the Management Fees earned in each of the three (3) calendar years ended prior to the Termination Date, discounted at  an annual rate equal to the Discount Rate.

Section 1.46.“Unsuitable for Use” means, as a result of damage, destruction or partial Condemnation, the Facility cannot be reasonably expected to be restored to its prior condition within nine (9) months and/or, in the good faith judgment of Manager, after restoration or partial Condemnation the Facility cannot be operated on a commercially practicable basis.

Section 1.47.“Working Capital” means funds used in the day-to-day operation of the Facility.

ARTICLE II
APPOINTMENT OF MANAGER

Section 2.01.Appointment of Manager.  Effective on Owner’s acquisition of the Facility and the lease to SNH TRS, subject to the terms and conditions of this Agreement, SNH TRS hereby appoints

Manager as the sole and exclusive Manager for the daily operation and management of the Facility.  Manager accepts such appointment and further agrees to:

(a)perform the duties of Manager under this Agreement in compliance with this Agreement, including Section 4.06;

(b)(i) supervise and direct the management and operation of the Facility in a financially sound, cost-effective  and efficient manner; and (ii) establish and maintain programs to promote the most effective utilization of the Facility’s services and maximize occupancy and Gross Revenues;

(c)provide quality services to Residents in a manner complying with all Legal Requirements and the form of resident agreement in use at the Facility;

(d)establish appropriate marketing programs;

(e)maintain well trained, quality staff, in sufficient number, at the Facility;

(f)institute (i) a sound financial accounting system for the Facility, (ii) adequate internal fiscal controls through proper budgeting, accountant procedures and timely financial performance and (iii) sound billing and collection procedures and methods; and

(g)diligently monitor and assure physical plant maintenance and housekeeping consistent with a first class assisted living facility (or such other type of senior living facility as the Facility may then be operated as).

ARTICLE III
PAYMENTS TO MANAGER; WORKING CAPITAL; CAPITAL REPLACEMENTS; INSUFFICIENT FUNDS

Section 3.01.Management Fees.  As compensation for the services to be rendered by Manager under this Agreement, Manager shall receive a management fee (“Base Fee”) during the Term equal to three percent (3%) of the Gross Revenues of the Facility and an additional fee (“Incentive Fee”) equal to thirty-five percent (35%) of Net Operating Income after payment of the SNH TRS Priority Return.  No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of patients by either party or any of its Affiliates to the other party or any of its Affiliates.  The compensation being paid constitutes the fair market value of the services being provided in light of the costs being incurred and the time, energy, training, expertise and skills required therefor, and is consistent with amounts that would result from arm’s-length negotiations between unrelated parties.

Section 3.02.Working Capital.  Upon execution of this Agreement, SNH TRS will advance to Manager, as Working Capital, an amount equal to $1,500, multiplied by the number of units at the Facility.  Manager may, from time to time, request SNH TRS to fund additional amounts as Working Capital to pay Facility Expenses and if the parties do not agree on such additional amounts, the matter shall be referred to arbitration.

Section 3.03.Capital Replacements.  The cost of all Capital Replacements in an Approved Budget shall be funded by SNH TRS.  Funding will be made by SNH TRS from time to time, after receipt by SNH TRS of such information from Manager regarding the acquisition, initiation or implementation of any Capital Replacements and the progress and performance thereof as SNH TRS may reasonably require.

Section 3.04.Insufficient Funds.  If at any time available Working Capital is insufficient to pay Facility Expenses and SNH TRS has not timely funded additional amounts for such purpose or SNH TRS has not timely funded Capital Replacements, Manager shall have no obligation to advance its own funds therefor and is relieved of any obligation to pay Facility Expenses or the cost of Capital Replacements to such extent.  If Manager does advance its own funds, at such time as SNH TRS advances funds to reimburse Manager, whether by agreement or pursuant to an Award, SNH TRS shall pay Manager interest on such amounts at the Interest Rate from the date of Manager’s advance of funds to the date of reimbursement.  If the Award includes interest, SNH TRS shall be entitled to offset such interest against its obligation under this Section 3.04.

ARTICLE IV
MANAGEMENT SERVICES

Section 4.01.Authority of Manager and Management Services.  Subject to the terms of this Agreement, Manager shall have discretion and control, free from interference, interruption or disturbance from SNH TRS or those claiming by, through or under SNH TRS, in all matters relating to the day-to-day management and operation of the Facility.  Such discretion and control shall include the authority to negotiate and execute contracts in its own name, in the name of and on behalf of SNH TRS and/or the Facility, in each case, subject to the terms of this Agreement.  Manager shall implement all aspects of the operation of the Facility in accordance with the terms of this Agreement, and shall have responsibility and commensurate authority for all such activities.  Without limiting the generality of the foregoing, in addition to any other services set forth in this Agreement, Manager shall, consistent with the Approved Budget:

(a)enter into all contracts, leases and agreements required in the ordinary course of business for the supply, operation, maintenance of and provision of services to the Facility (including  food procurement, building services (including cleaning, trash removal, snow plowing, landscaping, carpet cleaning and pest control), utilities and licenses and concessions for commercial space in the Facility); provided that, unless specifically set forth in the Approved Budget, Manager shall obtain the written consent of SNH TRS before entering into any contract, lease or agreement not terminable on ninety (90) days notice without payment of premium or penalty, which consent shall not be unreasonably withheld, conditioned or delayed;

(b)purchase such inventories, provisions, food, supplies, Household Replacements and other expendable items as are necessary to operate and maintain the Facility in the manner required pursuant to this Agreement;

(c)provide care to Residents in compliance with the resident agreements in use at the Facility and set all Resident fees and charges including those for accommodation, food services and care services;

(d)in its own name and on behalf of and, with the consent of SNH TRS, in the name of SNH TRS, which consent shall not be unreasonably withheld, conditioned or delayed, to institute and/or defend, as the case may be, any and all legal actions or proceedings relating to the management and operation of the Facility;

(e)prepare a marketing plan and direct all the marketing efforts; and

(f)oversee, manage and direct all day-to-day operations.

Section 4.02.Hiring and Training of Staff.  Manager shall have in its employ or under contract at all times a sufficient number of capable employees or independent contractors meeting all Legal

Requirements, to enable it to properly, adequately, safely and economically manage, operate, maintain and account for the Facility.  All matters pertaining to the retention, employment, supervision, compensation, training, promotion and discharge of such employees or independent contractors are the responsibility of Manager.  All such individuals shall be employees or independent contractors of Manager.  Manager shall comply with all applicable Legal Requirements having to do with employers including, worker’s compensation, unemployment insurance, hours of labor, wages, working conditions and withholding of taxes from employee wages.  Manager shall have the power to hire, dismiss or transfer the executive director at the Facility, provided Manager shall keep SNH TRS informed with respect to the Manager’s intentions to transfer or terminate the executive director and shall consult with SNH TRS with respect to the hiring of a replacement, it being understood that any final decision shall be made by Manager.  If SNH TRS becomes dissatisfied with the performance of the executive director, SNH TRS shall have the right to confer with representatives of Manager to discuss the replacement of the executive director or other action, which shall be within the discretion of Manager.

Section 4.03.Manager’s Home Office Personnel.  Manager may, in its discretion, provide its services under this Agreement through its Home Office Personnel, provided that the Personnel Costs for such Home Office Personnel shall not be a Facility Expense unless agreed to in advance by SNH TRS.  Manager shall further make its Home Office Personnel available for consultation and advice related to the Facility without charge other than its Management Fee.  If SNH TRS requests a type, form or level of service from Manager’s Home Office Personnel of a nature that would otherwise be a Facility Expense, Manager shall provide such services by Home Office Personnel for an additional cost to be agreed to in advance by Manager and SNH TRS, which shall be a Facility Expense.  The term “Home Office Personnel” shall include Manager’s home office staff with experience in areas such as accounting, budgeting, finance, legal, human resources, construction, development, marketing, food service and purchasing, among other areas.

Section 4.04.Resident Agreements.  Manager shall submit any forms of resident agreements or other occupancy agreements used in conjunction with the Facility for SNH TRS’s approval before they are used. Manager shall act as an authorized representative of SNH TRS in executing resident agreements and occupancy agreements, but Manager shall not enter into such agreements for a duration of more than one year without the prior consent of SNH TRS, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 4.05.Contracts with Affiliates.  Except for those Affiliates listed on Schedule 4.05, Manager shall not engage or pay any compensation to any Affiliate of Manager for the provision of services in connection with this Agreement unless (a) such party is fully qualified and experienced to provide the required services, (b) both the scope of services and the compensation payable to such Affiliate for the services are consistent with then current market standards or comparable arm’s-length transactions, and (c) Manager discloses such engagement to SNH TRS as a transaction with an Affiliate of Manager.

Section 4.06.Legal Requirements.

(a)Subject to SNH TRS’s discharge of its obligations under Section 4.06(b), Manager shall obtain and maintain on behalf of and in the name of the Facility and/or SNH TRS (as applicable) all permits, licenses and certificates required by any Governmental Authority for the use, operation or management of the Facility as a licensed assisted living facility (or such other type of senior living facility as the Facility may then be operated as) providing personal care services in the State.

(b)SNH TRS agrees:  (i) to sign promptly all applications for permits, licenses, and certificates necessary for the use, operation and management of the Facility required by any Governmental Authority and all cost reports and other submissions for reimbursement or other payments related to the goods and services furnished to patients and Residents at the Facility and (ii) to provide promptly such information and perform such acts as are required in order for Manager to complete any such application and/or obtain and/or maintain any such permits, licenses, or certificates and/or prepare, complete and/or file any such cost reports or other submissions for payments related to the goods and services furnished to patients and Residents at the Facility.

(c)Manager shall cause all things to be done in and about the Facility as may be reasonably necessary to comply with all applicable Legal Requirements respecting the use, operation and management of the Facility.  Manager shall keep its corporate organization in good standing in the State and shall maintain all corporate permits and licenses required by the State.

(d)If either party receives any written notice, report or other correspondence from a Governmental Authority which asserts a deficiency relating to the operation of the Facility or otherwise relates to the actual or threatened suspension, revocation, or any other action adverse to any permit, license or certificate required or necessary to use, operate or maintain the Facility, such party shall give the other party prompt notice thereof and not later than three (3) Business Days after receipt.

ARTICLE V
COLLECTIONS AND PAYMENTS

Section 5.01.Collection and Priorities for Distribution of Gross Revenues.  Manager shall collect all Gross Revenues and shall apply the Gross Revenues in the following order of priority:

First, to pay all Facility Expenses (excluding the Base Fee),

Second, to pay Manager all accrued but unpaid Base Fee,

Third, to pay SNH TRS all accrued but unpaid SNH TRS Priority Return,

Fourth, to pay Manager the Incentive Fee, and

Fifth, to pay SNH TRS the SNH TRS Residual Payment.

Section 5.02.Timing of Payments.  Payment of the Facility Expenses, excluding the Base Fee, shall be made in the ordinary course of business to the extent of available Gross Revenues and Working Capital.  The Base Fee shall be paid on the first Business Day of each calendar month, in advance, based upon the Manager’s then estimate of the prior month’s Gross Revenues.  The SNH TRS Priority Return shall be paid on the first Business Day of each calendar month, in advance in approximately equal monthly installments, based upon Invested Capital most recently reported to Manager by SNH TRS. The Base Fee and SNH TRS Priority Return shall be subject to adjustment by increasing or decreasing the payment due in the following month based upon the Gross Revenues reflected in the monthly financial statements and the increases in Capital Replacements reported to Manager by SNH TRS for the month just ended.  If any installment of the Base Fee or the SNH TRS Priority Return is not paid when due, it shall accrue interest at the Interest Rate. The Incentive Fee and SNH TRS Residual Payment shall be paid on the last Business Day of the calendar month following the month to which such Incentive Fee and SNH TRS Residual Payment relate, in arrears, and based upon the monthly financial statements.  Additional adjustments to all payments will be made on an annual basis based upon the financial statements for the full calendar year and any audits conducted pursuant to Section 6.03.

Section 5.03.Credits and Collections.  Manager shall adopt credit and collection policies and procedures. Manager shall institute monthly billing by the Facility and take all steps necessary to collect accounts and monies owed to the Facility, which may include the institution of legal proceedings.

Section 5.04.Depositories for Funds.  Manager shall maintain one or more accounts in the name of SNH TRS in one or more banks selected by Manager and approved by SNH TRS and may deposit therein all Gross Revenues and other funds collected or received by Manager and due to SNH TRS as owner of the Facility.  Manager shall be authorized to access the accounts without the approval of SNH TRS, subject to any limitation on the maximum amount of any check, if any, established between Manager and SNH TRS as part of the Annual Operating Budget.  SNH TRS shall be a signatory on all accounts maintained with respect to the Facility, and SNH TRS shall have the right to require that SNH TRS’s signature be required on all checks/withdrawals after the occurrence of an Event of Default by Manager under this Agreement.  SNH TRS shall provide such instructions to the applicable bank(s) as are necessary to permit Manager to implement the Manager’s rights and obligations under this Agreement provided, the failure of SNH TRS to provide such instructions shall relieve Manager of its obligations hereunder until such time as such failure is cured.

Section 5.05.Impositions.  All Impositions which accrue during the Term (or are properly allocable to such Term under GAAP) shall be paid by Manager before any fine, penalty or interest is added thereto or lien placed upon the Facility or this Agreement, unless payment thereof is stayed.  SNH TRS shall within five (5) Business Days after the receipt of any invoice, bill, assessment, notice or other correspondence relating to any Imposition, furnish Manager with a copy thereof.  Either SNH TRS or Manager may initiate proceedings to contest any Imposition (in which case each party agrees to sign the required applications and otherwise cooperate with the other party in expediting the matter).  Unless part of an Approved Budget, incurrence of all costs by Manager of any negotiations or proceedings with respect to any such contest  shall be subject to SNH TRS’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.  Nothing in this Agreement is intended to modify the respective responsibility that the parties would otherwise have to pay such Impositions as may be due and payable.

ARTICLE VI
ACCOUNTING; FINANCIAL STATEMENTS; AUDIT

Section 6.01.Accounting.  Manager shall establish and administer accounting procedures and controls and systems for the development, preparation and safekeeping of records and books of accounting relating to the business and financial affairs of the Facility, including payroll, accounts receivable and accounts payable.

Section 6.02.Financial Statements and Reports.  Not later than ten (10) Business Days after the end of each calendar month, Manager shall prepare and deliver to SNH TRS a balance sheet and related statement of income and expense for such calendar month and for the then current calendar year to date, certified by Manager’s Controller on a monthly basis and by Manager’s Chief Financial Officer on a quarterly basis as being true and correct to the best of his/her knowledge, with a comparison to the Approved Budget.

The monthly financial statements shall be in such format as SNH TRS may reasonably require.  Manager shall provide such other financial statements as SNH TRS may from time to time reasonably request.  In addition, at the request of SNH TRS, any or all of the financial statements shall be audited by the Accountants as soon as practicable after such request.

Upon request, Manager shall also provide SNH TRS with information relating to the Facility, Manager and its Affiliates that (i) may be required in order for SNH TRS or its Affiliates to prepare financial statements and to comply with any applicable tax and securities laws and regulations, (ii) may be required for SNH TRS or any of its Affiliates to prepare federal, state, provincial or local tax returns or (iii) is of the type that Manager customarily prepares for other owners of facilities it manages, and such other or special reports as Manager may from time to time determine are necessary or as SNH TRS may reasonably request.

Section 6.03.Audit Rights.

(a)SNH TRS and its representatives shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of books of account (including copying any records contained in electronic media) maintained by Manager with respect to the Facility, which audit or examination may cover any time period during the Term at SNH TRS’s discretion.  Such right may be exercised through any agent or employee designated by SNH TRS or by an independent public accountant designated by SNH TRS.

(b)Manager and its representatives shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of books of account (including copying any records contained in electronic media) maintained by SNH TRS with respect to the Invested Capital and Capital Requirements, which audit or examination may cover any time period during the Term at Manager’s discretion.  Such right may be exercised through any agent or employee designated by Manager or by an independent public accountant designated by Manager.

ARTICLE VII
ANNUAL OPERATING BUDGET

Section 7.01.Annual Operating Budget.  Manager shall, on or before December 20 in each calendar year during the Term, deliver to SNH TRS for SNH TRS’s approval, an annual operating budget for the Facility for the next calendar year (the “Annual Operating Budget”) which shall include separate line items for Capital Replacements and set forth an estimate, on a monthly basis, of Gross Revenues and Facility Expenses, together with an explanation of anticipated changes to Resident charges, payroll rates and positions, non-wage cost increases, the proposed methodology and formula employed by Manager in allocating shared Facility Expenses, and all other factors differing from the then current calendar year.  The Annual Operating Budget shall be accompanied by a narrative description of operating objectives and assumptions. If SNH TRS does not approve an Annual Operating Budget or any portion thereof, it shall do so, to the extent practicable, on a line item basis. Manager and SNH TRS shall cooperate to resolve disputed items, provided if the Annual Operating Budget is not approved by SNH TRS within thirty (30) days of SNH TRS’s receipt, Manager shall operate under the expired Annual Operating Budget until a new Annual Operating Budget is approved, provided that line items for Impositions, insurance premiums and utilities shall be the amounts actually incurred for such items. If agreement on the Annual Operating Budget cannot be reached within forty-five (45) days of SNH TRS’s receipt (which time may be extended upon mutual agreement of the parties), the matter shall be resolved by arbitration. The Annual Operating Budget as approved by SNH TRS, or as resolved by arbitration, will be the “Approved Budget” for the applicable calendar year.  Manager will obtain SNH TRS’s prior approval for any expenditure which will, or is reasonably expected to, result in a variance of 5% or more of any Approved Budget.  For that portion of the Term ending December 31, 2015, except as otherwise agreed by SNH TRS and Manager, the Approved Budget will be the budget of the prior manager of the Facility, a copy of which has been previously provided to Manager.

ARTICLE VIII
TAX MATTERS; REIT QUALIFICATION

Section 8.01.Tax Matters.  Manager shall use commercially reasonable efforts to operate the Facility in a manner to best assure that SNH TRS and the Facility receive all benefits of applicable tax exemptions and/or credits available thereto from any Governmental Authority.  Manager will prepare or cause to be prepared all tax returns required in the operation of the Facility, which include payroll, sales and use tax returns, personal property tax returns and business, professional and occupational license tax returns. Manager shall timely file or cause to be filed such returns as required by the State; provided that, SNH TRS shall promptly provide all relevant information to Manager upon request, and any late fees or penalties resulting from delays caused by SNH TRS shall be borne by SNH TRS.  Manager shall not be responsible for the preparation of SNH TRS’s federal or state income tax returns, provided Manager shall cooperate fully with SNH TRS as may be necessary to enable SNH TRS to file such federal or state income tax returns, including by preparing data reasonably requested by SNH TRS and submitting it to SNH TRS as soon as reasonably practicable following such request.

Section 8.02.REIT Qualification.

(a)Manager shall take all commercially reasonable actions reasonably requested by SNH TRS or Owner for the purpose of qualifying Owner’s rental income from SNH TRS under the lease between Owner and SNH TRS for the Facility (“Lease”) as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code.  Manager shall not be liable if such reasonably requested actions, once implemented, fail to have the desired result of qualifying Owner’s rental income from SNH TRS under the Lease as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code.  This Section 8.02 shall not apply in situations where an Adverse Regulatory Event has occurred; instead, Section 8.04 shall apply.

(b)If SNH TRS or Owner wish to invoke the terms of Section 8.02(a), SNH TRS or Owner (as appropriate) shall contact Manager and the parties shall meet with each other to discuss the relevant issues and to develop a mutually-agreed upon plan for implementing such reasonably requested actions.

(c)Any additional out-of-pocket costs or expenses incurred by Manager in complying with such a request shall be borne by SNH TRS (and shall not be a Facility Expense).  SNH TRS shall reimburse Manager for such expense or cost promptly, but not later than five (5) Business Days after such expense or cost is incurred.

Section 8.03.Further Compliance with Section 856(d) of the Code.  Commencing with the date of this Agreement and continuing throughout the Term, Manager intends to qualify as an “eligible independent contractor” as defined in Section 856(d)(9)(A) of the Code, and:

(a)Manager shall use commercially reasonable efforts not to cause the Facility to fail to qualify as “qualified health care property” as defined in Section 856(e)(6)(D)(i) for purposes of Section 856(d)(8)(B) and Section 856(d)(9) of the Code;

(b)Manager shall not own, directly or indirectly or constructively (within the meaning of Section 856(d)(5) of the Code), more than thirty-five percent (35%) of the shares of Senior Housing Properties Trust, a Maryland real estate investment trust, whether by vote, value or number of shares, and Manager shall otherwise comply with any regulations or other administrative or judicial guidance existing under said Section 856(d)(5) of the Code with respect to such ownership limits; Manager shall cause its ultimate parent, Five Star Quality Care, Inc. to enforce the restrictions in its charter documents regarding five percent (5%) or greater owners;

(c)Manager shall be actively engaged (or shall, within the meaning of Section 856(d)(9)(F) of the Code, be related to a person that is so actively engaged) in the trade or business of operating “qualified health care property” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to Owner or SNH TRS.  For these purposes, the parties agree that the activities, as of the date of this Agreement, of Manager’s affiliate, FSQ, Inc., a Delaware corporation and a related person as to Manager within the meaning of Section 856(d)(9)(F) of the Code, including in particular the six management contracts pursuant to which FSQ, Inc. has been and is formally engaged as manager by other affiliates (but not subsidiaries) of Manager, render Manager in compliance with the previous sentence.  Manager, without the prior consent of SNH TRS, shall not permit or suffer FSQ, Inc.’s level of management activity in respect of “qualified health care properties” to be materially less than its level of such activity on the date of this Agreement;

(d)A “qualified health care property” is defined by reference to Section 856(e)(6)(D)(i) of the Code and means any real property, and any personal property incident to such real property, which is a “health care facility” described in Section 856(e)(6)(D)(ii) or is necessary or incidental to the use of a health care facility.  A “health care facility” means: a hospital; a nursing facility; an assisted living facility; a congregate care facility; a qualified continuing care facility; or another licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility; and

(e)Manager, without the prior consent of SNH TRS, which consent shall not be unreasonably withheld, conditioned or delayed, shall not permit or suffer:

(i)Manager to fail to continue as a corporation under state law and taxable under the Code as an association;

(ii)Manager’s affiliate, FSQ, Inc., a Delaware corporation, to fail to be a corporation under state law and taxable under the Code as an association; or

(iii)for so long as Owner or SNH TRS or any Affiliate of Owner or SNH TRS shall seek to qualify as a “real estate investment trust” under the Code, Manager to be reorganized, restructured, combined, merged or amalgamated with any Affiliate (as to Manager) in such manner that any such Affiliate would, or could, be expected to adversely affect (including, e.g., by application of any Person’s actual “disregarded entity” status under the Code) the status that Manager has as a Code Section 856(d)(9)(A) “eligible independent contractor” at a “qualified health care property” owned or leased by Owner or SNH TRS.

Section 8.04.Adverse Regulatory Event.

(a)In the event of an Adverse Regulatory Event arising from or in connection with this Agreement, SNH TRS and Manager shall work together in good faith to amend this Agreement to eliminate the impact of such Adverse Regulatory Event; provided, however, Manager shall have no obligation to materially reduce its rights or materially increase its obligations under this Agreement, all taken as a whole, or to bear any out-of-pocket costs or expenses under this Section 8.04.  Manager shall not be liable if any such amendment, once operative, fails to have the desired result of eliminating the impact of an Adverse Regulatory Event.

(b)For purposes of this Agreement, the term “Adverse Regulatory Event” means any time that a new law, statute, ordinance, code, rule, regulation or an administrative or judicial ruling imposes, or could impose in Owner’s or SNH TRS’s reasonable opinion, any material threat to Senior Housing Properties Trust’s status as a “real estate investment trust” under the Code or to the treatment of amounts paid to Owner under the Lease as “rents from real property” under Section 856(d) of the Code.

(c)SNH TRS shall promptly inform Manager of any Adverse Regulatory Event of which it is aware and which it believes likely to impair compliance with respect to Section 856(d) of the Code.

ARTICLE IX
FINANCING; INSPECTION

Section 9.01.Financing of the Facility.  Manager shall cooperate with Owner and SNH TRS in connection with any financing by Owner of the Facility.

Section 9.02.SNH TRS’s Right To Inspect.  SNH TRS or its employees, representatives, lenders or agents shall have access to the Facility and the files, books, accounts, and records of Manager related to the Facility at any and all reasonable times during usual business hours for the purpose of inspection or showing the Facility to prospective purchasers, investors, Residents or mortgagees.

ARTICLE X
REPAIRS AND MAINTENANCE

Section 10.01.Repairs, Maintenance and Capital Replacements.  Manager shall maintain the Facility in good, orderly, clean and safe repair and condition consistent with a first class assisted living facility (or such other type of senior living facility as the Facility may then be operated as), and in conformity with Legal Requirements.  Manager shall make such routine and preventive maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP, as it, from time to time, deems necessary for such purposes, consistent with the Approved Budget. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues.  Manager shall make such Capital Replacements as are contemplated by the Approved Budget and funded by SNH TRS.  The cost of such Capital Replacements shall be funded by SNH TRS.

Section 10.02.Emergency Repairs.  If either party has actual knowledge of, or receives a written order or notice from a Governmental Authority, pertaining to a violation or potential violation of any Legal Requirement relating to the physical condition of the Facility or the continued safe operation of the Facility, such party shall give the other party prompt notice thereof and not later than three (3) Business Days after obtaining such knowledge or in the case of an order or notice from a Governmental Authority, receipt.  Manager shall recommend appropriate remedial action to SNH TRS and subject to SNH TRS’s consent (which shall not be unreasonably withheld, conditioned or delayed), take such remedial action, provided Manager shall be authorized to take appropriate remedial action consisting of repairs or maintenance to the Facility without receiving SNH TRS’s prior consent: (a) in an emergency threatening the safety of such Facility or its Residents, invitees or employees or imminent material physical damage to the Facility, or (b) if the continuation of the given condition will subject Manager and/or SNH TRS to regulatory, civil, or criminal liability or result in the suspension or revocation of a material permit, license or certificate.  Any disagreement regarding the necessity of taking such remedial action and/or the funding of the cost thereof that is not resolved by the parties within ten (10) Business Days shall be resolved by arbitration.

Section 10.03.Liens.  Manager shall use commercially reasonable efforts to prevent any liens from being filed against the Facility which arise from any maintenance, repairs, alterations,

improvements, renewals or replacements in or to the Facility.  Manager shall not file any lien against the Facility.

Section 10.04.Ownership.  All repairs, replacements, alterations and additions shall be the property of Owner or SNH TRS, as may be provided in the lease of the Facility.

Section 10.05.Casualty or Condemnation.  If, during the Term, the Facility is (a) totally destroyed by fire or other casualty or there is a Condemnation or (b) partially destroyed by fire or other casualty or there is a partial Condemnation and as a result the Facility is Unsuitable for Use, either Manager or SNH TRS may terminate this Agreement by sixty (60) days written notice to the other and SNH TRS and/or Owner shall be entitled to retain the insurance proceeds or Condemnation award, as the case may be.

If, as a result of partial destruction or partial Condemnation, the Facility is not rendered Unsuitable for Use, SNH TRS shall (or shall cause the Owner to) make the insurance proceeds or award received by SNH TRS and/or Owner available to Manager as necessary to repair or restore the destroyed or untaken portion of the Facility to the same condition as existed previously, provided Manager shall have the right to discontinue operating all or a portion of the Facility pending completion of the repairs or restoration as necessary to comply with Legal Requirements or for the safe and orderly operation of the Facility.

If the cost of repair or restoration is less than the insurance proceeds or award received by SNH TRS and/or Owner, SNH TRS shall (or shall cause the Owner to) make available the funds necessary to permit the Facility or the untaken portion to be repaired and restored.  If the cost of the repair or restoration exceeds the amount of insurance proceeds or award, Manager shall give notice to SNH TRS and Owner setting forth in reasonable detail the nature of such deficiency, and SNH TRS and Owner shall promptly advise Manager whether SNH TRS and/or Owner will fund the deficiency.  If neither SNH TRS nor Owner elect to fund the deficiency, Manager may terminate this Agreement by notice to SNH TRS.

Any obligation of SNH TRS and/or Owner to make funds available to Manager to repair or restore the Facility is subject to the requirements of any Mortgage.

Notwithstanding any provisions of this Section 10.05 to the contrary, if partial destruction or a partial Condemnation occurs during the last twelve (12) months of the Term (including any renewal) and if full repair and restoration would not reasonably be expected to be completed prior to the date that is nine (9) months prior to the end of the Term (including any renewal), the provisions of this Section 10.05 shall apply as if the Facility had been rendered Unsuitable for Use.

ARTICLE XI
INSURANCE

Section 11.01.General Insurance Requirements.   Manager shall, at all times during the Term, keep (or cause to be kept) the Facility and all property located therein or thereon, insured against the risks and in such amounts as is against such risks and in such amounts as SNH TRS shall reasonably require and as may be commercially reasonable.  Any disputes regarding such matters not resolved by the parties within ten (10) Business Days (which period may be extended upon mutual agreement of the parties) shall be resolved by arbitration.

Section 11.02.Waiver of Subrogation.  SNH TRS and Manager agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in the State) with respect to any property loss which is covered by insurance then being carried by SNH TRS or Manager, the party carrying such insurance and suffering said loss releases the others of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies (and, if SNH TRS or Manager shall self insure in accordance with the terms hereof, SNH TRS or Manager, as the case may be) shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom.  If any extra premium is payable by Manager as a result of this provision, SNH TRS shall not be liable for reimbursement to Manager for such extra premium.

Section 11.03.Risk Management.  Manager shall be responsible for the provision of risk management oversight at the Facility.

ARTICLE XII
TERM AND TERMINATION

Section 12.01.Term.  The Term of this Agreement shall begin on the date hereof and end December 31, 2030 (“Term”), provided the Term will be automatically extended for two consecutive periods of fifteen (15) years each unless notice of non-renewal is given by Manager at least twenty-four (24) months prior to the end of the then current Term, unless sooner terminated as provided in this Agreement. Upon sixty (60) days notice given at any time during the final twenty-four (24) months of the then current Term, if Manager has given notice of non-renewal, or of the second extension period, as the case may be, SNH TRS may terminate this Agreement.

Section 12.02.Early Termination.  Either party may terminate this Agreement, effective as of December 31, 2016, for any reason or for no reason at all, by written notice given to the other at least 180 days in advance.

ARTICLE XIII
TRANSITION ON TERMINATION

Section 13.01.Termination.  Upon any termination of this Agreement, except as otherwise provided in Section 14.04, Manager shall be compensated for its services only through the date of termination and all amounts remaining in any accounts maintained by Manager pursuant to Section 5.04, after payment of such amounts as may be due to Manager hereunder, shall be distributed to SNH TRS.  In the event of any termination, both parties shall fully cooperate with one another to ensure a smooth transition of management.  Upon termination, Manager will deliver to SNH TRS the following:

(i)a final accounting, reflecting the balance of income and expenses of the Facility as of the date of termination, to be delivered as soon as reasonably possible but not later than sixty (60) days after such termination,

(ii)after payment of any amounts as may be due to Manager hereunder, any balance of monies of SNH TRS or Resident deposits, or both, held by Manager with respect to the Facility, to be delivered as soon as reasonably possible, but not later than sixty (60) days after such termination,

(iii)all records, contracts, leases, resident agreements, tenant correspondence, files, receipts for deposits, unpaid bills and other papers, documents or computer disks or information which pertain in any way to the Facility to be delivered as soon as reasonably possible, but not later than sixty (60) days after such termination, and

(iv)Manager shall cooperate reasonably in all respects to achieve a transfer of any license and/or certificate (or to obtain a new license and/or certificate, if necessary) required in connection with the operation of the Facility, but shall not be required to incur any monetary expenditures in connection therewith (unless SNH TRS agrees to reimburse Manager therefor).

ARTICLE XIV
DEFAULTS

Section 14.01.Default by Manager.  An Event of Default with respect to Manager shall occur in the event of any of the following:

(a)the Bankruptcy of the Manager,

(b)the gross negligence or willful misconduct of Manager with respect to its duties and obligations under this Agreement,

(c)the permit(s), license(s) or certificate(s) required for use, operation or management of the Facility are at any time suspended, terminated or revoked and not reinstated within the applicable appeal period, if any, for any reason due solely to the acts or omissions of Manager,

(d)Manager’s failure to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, which failure shall continue (i) for a period of five (5) Business Days after Manager receives notice from SNH TRS in case of monetary defaults or (ii) for a period of twenty (20) Business Days after Manager receives notice from SNH TRS in the case of non-monetary defaults, in each case, specifying the default; provided, however, that if such non-monetary default cannot be cured within such twenty (20) Business Day period, then Manager shall be entitled to such additional time as shall be reasonable, provided the default is curable and Manager has promptly proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion; provided, however, that in no event shall such additional time exceed ninety (90) days,

(e)a Change in Control of Manager to which SNH TRS does not consent,

(f)a default by Manager or any Affiliate of Manager under any other agreement between Manager or an Affiliate of Manager and SNH TRS or an Affiliate of SNH TRS, which continues beyond any applicable notice and cure period.

Section 14.02.Default by SNH TRS.  An Event of Default with respect to SNH TRS shall occur in the event of any of the following:

(a)the Bankruptcy of SNH TRS;

(b)the gross negligence or willful misconduct of SNH TRS with respect to its obligations under this Agreement;

(c) the permit(s), license(s) or certificate(s) required for use, operation or management of the Facility are at any time suspended, terminated or revoked and not reinstated within the applicable appeal period, if any, for any reason due solely to the acts or omissions of SNH TRS or one of its Affiliates;

(d)SNH TRS shall fail to (i) timely fund Working Capital or to fund Capital Replacements pursuant to an Approved Budget and such failure shall continue for a period of ten (10) Business Days after notice thereof by Manager or (ii) keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by SNH TRS and such failure shall continue (x) for a period of five (5) Business Days after SNH TRS receives notice from Manager in case of monetary defaults or (y) for a period of twenty (20) Business Days after SNH TRS receives notice from Manager in the case of non-monetary defaults, in each case specifying the default; provided, however, if such default cannot be cured within such twenty (20) Business Day period, then SNH TRS shall be entitled to such additional time as shall be reasonable, provided the default is curable, SNH TRS has promptly proceeded to commence cure of such non-monetary default within said period, and thereafter diligently prosecutes the cure to completion; provided, however, that in no event shall such additional time to cure non-monetary defaults exceed ninety (90) days.

Section 14.03.Remedies of SNH TRS.  Upon the occurrence of an Event of Default by Manager, SNH TRS may terminate this Agreement immediately upon notice and shall be entitled to exercise any other rights at law or in equity.

Section 14.04.Remedies of Manager.  Upon the occurrence of an Event of Default by SNH TRS described in Section 14.02, Manager may terminate this Agreement on thirty (30) days notice and SNH TRS shall pay Manager the Termination Fee within thirty (30) days of the effective date of termination if the termination occurs after December 31, 2016, as liquidated damages and in lieu of any other remedy of Manager at law or in equity, as well as any accrued but unpaid fees owed to Manager pursuant to Section 5.01.

Section 14.05.No Waiver of Default.  The failure by SNH TRS or Manager to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that SNH TRS or Manager may have at law, in equity or otherwise for any breach of any term or condition of this Agreement shall be distinct, separate and cumulative rights and remedies and no one of them, whether or not exercised by SNH TRS or Manager, shall be deemed to be in exclusion of any right or remedy of SNH TRS or Manager.

ARTICLE XV
GOVERNING LAW, ARBITRATION, LIABILITY OF MANAGER AND INDEMNITY

Section 15.01.Governing Law, Etc.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than Massachusetts; or (vii) any combination of the foregoing.

Section 15.02.Arbitration.

(a)Any disputes, claims or controversies between the parties (i) arising out of or relating to this Agreement, or (ii) brought by or on behalf of any shareholder of any party or a direct or indirect parent of a party (which, for purposes of this Section 15.02, shall mean any shareholder of record or any beneficial owner of shares of any party, or any former shareholder of record or beneficial owner of shares of any party), either on his, her or its own behalf, on behalf of any party or on behalf of any series or class of shares of any party or shareholders of any party against any party or any member, trustee, officer, manager (including Reit Management & Research LLC or its successor), agent or employee of any party, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration provision, or the declarations of trust, limited liability company agreements or bylaws of any party hereto (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 15.02.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, officers or managers of any party and class actions by a shareholder against those individuals or entities and any party.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party. For purposes of this Article XV, the term “party” shall include any direct or indirect parent of a party.

(b)There shall be three arbitrators.  If there are only two parties to the Dispute, each party shall select one arbitrator within fifteen (15) days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties.  If there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within fifteen (15) days after receipt of a demand for arbitration.  Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one of the three arbitrators proposed by AAA.  If such party (or parties) fail to select such arbitrator by such time, the party (or parties) who have appointed the first arbitrator shall then have ten (10) days to select one of the three arbitrators proposed by AAA to be the second arbitrator; and, if he/they should fail to select such arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one of the three arbitrators it had proposed as the second arbitrator.  The two arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(e)In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of The Commonwealth of Massachusetts.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

(f)Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’

fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

(g)An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(h)Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

(i)This Section 15.02 is intended to benefit and be enforceable by the shareholders, members, direct and indirect parents, trustees, directors, officers, managers (including Reit Management & Research LLC or its successor), agents or employees of any party and the parties and shall be binding on the shareholders of any party and the parties, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

Section 15.03.Consent to Jurisdiction and Forum.  This Section 15.03 is subject to, and shall not in any way limit the application of, Section 15.02; in case of any conflict between this Section 15.03 and Section 15.02, Section 15.02 shall govern.  Notwithstanding anything to the contrary in Section 15.02, the exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 17.01 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

Section 15.04.Standard of Care.  Manager shall discharge its duties in good faith, and agrees to exercise, with respect to all services provided by Manager under this Agreement, a standard of care, skill, prudence and diligence under the circumstances then existing as is consistent with the prevailing practices of institutional property managers that manage properties comparable to the Facility in the same market and in no event with less care, skill, prudence or diligence as Manager would customarily utilize in the conduct of its business, and as is necessary to comply with all Legal Requirements.

Section 15.05.Indemnity.  In any action, proceeding or claim brought or asserted by a third party, Manager will defend, indemnify and hold SNH TRS (and any of its Affiliates, their respective directors, trustees, officers, shareholders, employees and agents) harmless from and against any claims, losses, expenses, costs, suits, actions, proceedings, demands or liabilities that are asserted against, or sustained or incurred by them because of Manager’s breach of any  material term of this Agreement, or arising from Manager’s failure to act or not act in accordance with SNH TRS’s reasonable instructions or gross negligence, fraud, or willful misconduct, except to the extent caused by SNH TRS’s breach of any material term of this Agreement, gross negligence, fraud or willful misconduct.  SNH TRS will defend, indemnify, and hold Manager (and any of its Affiliates, their respective directors, trustees, officers, shareholders, employees and agents) harmless, from and against any and all claims, expenses, costs, suits, actions, proceedings, demands, or liabilities that are asserted against, or sustained or incurred by them in connection with the performance of Manager’s duties under this Agreement or otherwise while acting within the scope of the agency established by the parties to this Agreement and in accordance with Section 15.04, or in the case of an action, proceeding or claim brought or asserted by a third party against any of them as a result of SNH TRS’s breach of any material term of this Agreement, violation of Legal Requirements, instructions to Manager to act or not act with respect to the relevant matter or gross negligence, fraud or willful misconduct, except to the extent caused by Manager’s breach of any material term of this Agreement, failure to act or not act in accordance with SNH TRS’s reasonable instructions, gross negligence, fraud or willful misconduct.  The scope of the foregoing indemnities includes any and all costs and expenses properly incurred in connection with any proceedings to defend any indemnified claim, or to enforce the indemnity, or both.  Recovery upon an indemnity contained in this Agreement shall be reduced dollar-for-dollar by any applicable insurance collected by the indemnified party with respect to the claims covered by such indemnity.

Section 15.06.Limitation of Liability.  To the maximum extent permitted by applicable law, no shareholder, member, officer, director, trustee, employee or agent of any party to this Agreement (and of any Affiliate of such party that is not a party to this Agreement) shall have any personal liability with respect to the liabilities or obligations of such party under this Agreement or any document executed by such party pursuant to this Agreement.

ARTICLE XVI
PROPRIETARY MARKS; INTELLECTUAL PROPERTY

Section 16.01.Proprietary Marks.  During the Term of this Agreement, the Facility shall be known as a “Five Star Senior Living” community, with such additional identification as may be necessary and agreed to by SNH TRS and Manager to provide local identification or to comply with local licensing or consumer protection laws.

Section 16.02.Ownership of Proprietary Marks.  The Proprietary Marks shall in all events remain the exclusive property of Manager, and except as expressly set forth in this Agreement, nothing contained herein shall confer on SNH TRS the right to use the Proprietary Marks. Except as provided below in this section, upon termination, any use of or right to use the Proprietary Marks by SNH TRS shall cease forthwith, and SNH TRS shall promptly remove, at Manager’s expense, from the Facility any signs or similar items that contain the Proprietary Marks. Upon termination, SNH TRS shall have the right to use any inventory or Household Replacement items marked with the Proprietary Marks exclusively in connection with the Facility until they are consumed.

Section 16.03.Intellectual Property.  All Intellectual Property shall at all times be proprietary to Manager or its Affiliates, and shall be the exclusive property of Manager or its Affiliates. During the Term, Manager shall be entitled to take all reasonable steps to ensure that the Intellectual Property remains confidential. Upon termination, all Intellectual Property shall be removed from the Facility by Manager, without compensation to SNH TRS.

ARTICLE XVII
MISCELLANEOUS PROVISIONS

Section 17.01.Notices.  All notices, demands, consents, approvals, and requests given by either party to the other hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, or on the next business day if transmitted by nationally recognized overnight courier, to the parties at the following addresses:

SNH AL AIMO Tenant, Inc.
c/o Senior Housing Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn: David J. Hegarty
Telephone: (617) 796-8104
Facsimile: (617) 796-8349
FVE Managers, Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn: Bruce J. Mackey Jr.
Telephone: (617) 796-8214
Facsimile: (617) 796-8243

or to such other address and to the attention of such other person as either party may from time to time designate in writing. Notices properly given as described above shall be effective upon receipt.

Section 17.02.Severability.  If any term or provision of this Agreement or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 17.03.Gender and Number.  Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

Section 17.04.Headings and Interpretation.  The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  References to “Section” in this Agreement shall be a reference to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by “without limitation.”  The words “hereof,” “herein,” “hereby,” and “hereunder,” when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision unless otherwise indicated.  The word “or” shall not be exclusive.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

Section 17.05.Estoppel Certificates.  Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) day’s prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing:

(i) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (ii) stating whether or not to the best knowledge of the certifying party:  (x) there is a continuing default by the non-certifying party in the performance or observation of any covenant, agreement or condition contained in this Agreement; or (y) there shall have occurred any event which, with the giving of Notice or the passage of time or both, would become such a default, and, if so, specifying such default or occurrence of which the certifying party may have knowledge; and (iii) stating such other information as the non-certifying party may reasonably request.  Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid.  The obligations set forth in this Section 17.05 shall survive Termination (that is, each party shall, on request, within the time period described above, execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated).

Section 17.06.Confidentiality of Business Information.  Manager and SNH TRS agree to keep confidential and not to use or to disclose to others, any of their respective secrets or confidential or proprietary information, customer lists, or trade secrets, or any matter or items relating to this Agreement, the management of the Facility or their association with each other except (a) to their respective Affiliates, which may in turn disclose to any holder of a Mortgage, any prospective lender, purchaser or prospective purchaser of the Facility, (b) to any rating agencies, lenders, stock analysts, accountants, lawyers and other like professionals, (c) as expressly consented to in writing by the other party, (d) as required by law or the rules of any national securities exchange or automated quotation system to which SNH TRS or Manager, or any Affiliate of either, is or becomes subject, or (e) as required by law or the applicable regulators with respect to any initial, renewal or other required application for licensure, Medicare or Medicaid participation or other approval or certification of the Facility.

Section 17.07.Confidentiality of Patient Information.  The parties shall only use or disclose patient information, including Protected Health Information (as such term is defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Part 160 and Subparts A and E of Part 164, as promulgated from time to time by the Department of Health and Human Services (the “Privacy Standards”)), in compliance with the Privacy Standards and other applicable law.  The parties shall further reasonably safeguard the confidentiality, integrity and availability of patient information, including Protected Health Information, as required by applicable law, including the Privacy Standards and the Security Standards (45 C.F.R. Part 160 and Subparts A and E of Part 164).  In the event that patient information (including Protected Health Information) is disclosed by a party or its agents to the other party, its employees, contractors, subcontractors or agents, such other party agrees to take reasonable steps to maintain, and to require its employees, contractors, subcontractors and agents receiving such information to maintain, the privacy and confidentiality of such information consistent with applicable law.  In connection with the Manager’s services hereunder, the parties shall enter into a Business Associate Agreement in a form acceptable to both parties.

Section 17.08.Assignment.  SNH TRS may assign this Agreement to any Affiliate (but only as such term is defined in Section 1.03(i) or (iii)) of SNH TRS without Manager’s consent.  Manager shall not assign or transfer its interest in this Agreement without the prior written consent of SNH TRS which may be withheld in SNH TRS’s sole and absolute discretion.  If SNH TRS consents to an assignment of this Agreement by Manager, no further assignment shall be made without the express consent in writing of SNH TRS.

Section 17.09.Entire Agreement/Amendment.  This Agreement supersedes all previous contracts and understandings between the parties and constitutes the entire Agreement between the parties with respect to the subject matter hereof.  This Agreement may not be modified, altered or amended in any manner except by an amendment in writing, duly executed by the parties hereto.

Section 17.10.Third Party Beneficiaries.  The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives or permitted assigns of each of the parties hereto and except for Owner, which is an intended third party beneficiary, and as otherwise provided in Section 15.05, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

Section 17.11.Survival.  The following provisions shall survive termination or expiration of this Agreement:  Sections 11.02, 13.01, 14.03, 14.04 and 14.05, Article XV and Article XVII.

Section 17.12.Relationship Between the Parties.  The relationship between SNH TRS and Manager pursuant to this Agreement shall not be one of general agency, but shall be that of an independent contractor relationship, provided with respect to those specific and limited circumstances in which (a) Manager is holding funds for the account of SNH TRS or (b) Manager is required or authorized to act as authorized representative for SNH TRS with respect to agreements with Residents, filings with and applications to governmental bodies or pursuant to licenses or Legal Requirements, the relationship between SNH TRS and Manager shall be that of trustee and authorized representative (with limited agency), respectively.  Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making SNH TRS a partner or joint venturer with Manager or as creating any similar relationship or entity, and each party agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving the other.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first above written.

Manager:
FVE Managers, Inc.

By:	/s/ Bruce J. Mackey Jr.
Name:	Bruce J. Mackey Jr.
Title:	President

SNH TRS:
SNH AL AIMO Tenant, Inc.

By:	/s/ Richard A. Doyle
Name:	Richard A. Doyle
Title:	President

Exhibit A

4461 N. Crossover Road

Fayetteville, Arkansas

Schedule 4.05

Five Star Rehabilitation and Wellness Services, LLC

Senior Living Insurance Company

Affiliates Insurance Company

Reit Management & Research LLC

Schedule to Exhibit 99.1

There are 14 management agreements with FVE Managers, Inc., a representative form of which is filed herewith.  The other management agreements, with the respective entity and applicable to the respective community listed below, are substantially identical in all material respects to the representative form of management agreement filed herewith.

Entity	Community
SNH AL AIMO Tenant, Inc.	Morningside of Jonesboro 4210 S. Caraway Road Jonesboro, Arkansas
Morningside of Springdale 672 Jones Road Springdale, Arkansas
Morningside of Branson Meadows 5351 Gretna Road Branson, Missouri
Morningside of Chesterfield Village 2410 W. Chesterfield Boulevard Springfield, Missouri
Morningside of Springfield 3540 East Cherokee Street Springfield, Missouri
Morningside of Sterling 2705 Avenue E. Sterling, Illinois
Morningside of Pekin 2700 14th Street Pekin, Illinois
Morningside of Washington 100 Grand Victorian Place Washington, Illinois
SNH AL AIMO Tenant II, Inc.	Morningside of Nevada 640 E. Highland Avenue Nevada, Missouri
SNH AL TRS, Inc.	The Lodge Assisted Living and Memory Care Community 2200 East Long Street Carson City, Nevada

Morningside of Godfrey 1373 D’Adrian Professional Park Godfrey, Illinois
Amber Ridge Assisted Living 900 43rd Avenue Moline, Illinois
Amber Ridge Memory Care 221 11th Avenue Moline, Illinois